The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:	Mary Doyle
Vice President
Investor Relations
(800)225-0135
(214)528-5588

HALLWOOD GROUP REPORTS RESULTS FOR THE
SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2004

Dallas, Texas, August 16, 2004 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the second quarter and six months ended June 30, 2004.

For the quarter, net income was $13.6 million, or $9.30 per share, assuming dilution, compared to net income of $831,000, or $0.56 per share, in 2003.

For the six months, net income was $27.3 million, or $18.77 per share, compared to $2.2 million, or $1.56 per share, in 2003.

Results for both 2004 and 2003 included substantial non-cash deferred federal income tax benefits, principally from the anticipated utilization of net operating tax loss carryforwards.

On July 15, 2004, the Company’s former affiliate, Hallwood Realty Partners, L.P., announced that its unitholders approved a purchase agreement and merger agreement with HRPT Properties Trust. On July 16, 2004, the Company received proceeds of approximately $66.1 million from the sale, of which $18.5 million was placed into an interest-bearing escrow account pending the resolution of certain outstanding claims. The Company used approximately $14.4 million of the proceeds to repay bank loans. The gain on sale will be reported in the third quarter.

Following is a comparison of results for business segments included in continuing operations:

Real Estate. In the 2004 second quarter, the real estate segment earned $823,000 on revenue of $1.1 million, compared to a loss of $3.6 million on revenue of $488,000 in 2003. For the six months, the real estate segment earned $2.1 million on revenue of $2.7 million, compared to a loss of $2.4 million on revenue of $2.1 million in 2003. The 2003 results were impacted by $3.6 million of

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litigation expense in the second quarter, resulting from a judgment on remand in the Gotham Partners, L.P. matter, which has effectively been ended.

Textile Products. Textile products reported income of $6.2 million in the 2004 second quarter on revenue of $35.6 million, compared to income of $1.7 million on revenue of $24.3 million in 2003. For the six months, the textile products segment reported income of $9.5 million on revenue of $66.8 million, compared to income of $2.6 million on revenue of $49.1 million in 2003. The increase in 2004 income and revenue was principally due to significantly higher sales of specialty fabric to U.S. military contractors and higher margins.

Other. The other segment, consisting principally of amortization of deferred revenue and equity income from energy investments, less administrative expenses, reported losses of $9,000 and $184,000 for the second quarters in 2004 and 2003, respectively. For the six months, the other segment reported losses of $277,000 and $270,000, respectively.

Income Taxes - The 2004 second quarter income tax benefit of $6.6 million included a non-cash, deferred federal tax benefit of $7.5 million, a current federal tax charge of $220,000 and a state tax charge of $748,000. The 2003 second quarter income tax benefit of $2.9 million included a non-cash, deferred federal tax benefit of $3.1 million, a current federal tax charge of $25,000 and a state tax charge of $236,000.

For the 2004 six months, the income tax benefit of $16.1 million included a non-cash, deferred federal tax benefit of $17.5 million, a current federal tax charge of $221,000 and a state tax charge of $1,228,000. The 2003 six month income tax benefit of $2.3 million included a non-cash, deferred federal tax benefit of $2.8 million, a current federal tax charge of $54,000 and a state tax charge of $399,000.

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The following table sets forth selected financial information for the three months and six months ended June 30, 2004 and 2003.

THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue	$37,922	$25,782	$71,723	$53,137

Income (loss) before income taxes	$7,049	$(2,055)	$11,262	$(114)
Income tax benefit	6,578	2,886	16,084	2,298

Net income	13,627	831	27,346	2,184
Cash dividend on preferred stock	—	(50)	—	(50)

Net income available to common stockholders	$13,627	$781	$27,346	$2,134

PER COMMON SHARE:
Basic	$10.27	$0.57	$20.62	$1.57

Assuming dilution	$9.30	$0.56	$18.77	$1.56

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,326	1,361	1,326	1,361
Assuming dilution	1,466	1,399	1,457	1,372

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements.

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